Exhibit 99.1

News Release

Seaboard reaches settlement agreement

MERRIAM, Kan. (Nov.  8, 2018) — Seaboard Corporation and two of its subsidiaries, Seaboard Foods LLC and Seaboard Foods Services Inc., announced today that they have entered into a civil settlement agreement with the U.S. Department of Homeland Security, Immigration and Customs Enforcement (“ICE”) and the State of Oklahoma’s Office of the Attorney General. The civil settlement concludes an investigation by ICE relating to alleged I-9 paperwork errors and hiring and employment practices by the company’s pork production plant in Guymon, Okla., during the time period between 2007 and 2012.

The civil settlement also concludes an investigation as to whether the Oklahoma Medicaid Program covered certain healthcare claims for individuals enrolled in a private health insurance plan provided by Seaboard. There were no criminal charges or court rulings against the Company.

Seaboard cooperated fully with the government and agreed to pay $1,006,000 to resolve the matter.  The settlement acknowledges that Seaboard denies each and every allegation of wrongdoing and explicitly reflects that the settlement is not an admission of liability by Seaboard.

“Our company demands adherence to all laws, rules and regulations everywhere we operate, and we take our compliance obligations seriously,” said Darwin Sand, president and CEO of Seaboard Foods. “In the settlement agreement, ICE acknowledged that Seaboard employed company-wide compliance efforts, both prior to and subsequent to the investigation.”

“We are pleased to move forward to resolve this matter. This settlement resolves an investigation that began more than 6 years ago and that has been time consuming and costly in legal fees.”

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